Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our report dated April 23, 2012 on the financial statements of Columbia Equity Value Fund of the Columbia Funds Series Trust II included in the Annual Report for the period ended February 29, 2012, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 27, 2012